Exhibit 10.9

October 17, 2017

Kim Brady

Re:          Employment Letter Agreement

Dear Kim:

On behalf of Nikola Corporation (the “Company”) 1 am pleased to offer you the position of Chief Financial Officer (“CFO”) and Executive Vice President of Nikola Corporation on the following terms.

Your responsibilities will include, but are not limited to leading and assisting with the Company’s fund raising efforts, as well as, leading all financial related actives at the Company.  As CFO, all accounting, finance, and treasury functions will report to you, including all internal and external reporting, and the internal and external audit process.

You will have the unique responsibility to help Nikola grow into a worldwide vehicle manufacturing and energy company.  Your areas of immediate responsibility will also include assisting the executive team in the state selection process for the Company’s manufacturing facility, leading all capital raising efforts by leveraging your knowledge and experience in the financial markets industry, attending investor meetings to bring your vast financial and fund raising experience to the discussion, and assisting with the Company’s vehicle leasing program structure.  As a key member of the Company’s executive team, you will be expected to bring all of your capabilities and resources to bear to assist in the Company’s growth and success.  As the CFO, you will report to the CEO, or in the CEO’s absence, the President of the Company.  Of course, the Company may alter your duties and responsibilities from time to time in its discretion.

Your compensation will be $250,000 per year, less payroll deductions and all required withholdings.  For every $50,000,000 you help raise for the Company, you will be entitled to a $250,000 bonus upon closing of the fund raise.  You will be paid semi-monthly and you will be eligible for Company benefits that may be provided from time to time.  Detailed descriptions of these benefit plans will be provided to you upon commencement of employment.  As part of your compensation, the Company will cover 90% of your health insurance premium cost and up to 50% of your family’s healthcare costs that qualify on our plan.  Our benefits, payroll, and other human resource management services are provided through Paychex, a professional employer organization.  The Company may change compensation and benefits from time to time in its discretion.

As a newly hired executive of the Company, you will be entitled to a relocation package that will cover reasonable moving expenses for you and your family.  This package will also cover reasonable travel expenses for your spouse as she searches for a house in the area of the Company’s headquarters, as well as moving expanses back to Chicago in the event you are terminated without cause(1) or resign for good reason.(2)

Subject to approval by the Company’s Board of Directors (the “Board”), and pursuant to the Company’s current Stock Option Plan (the “Plan”), the Company shall award you 2,927,634 incentive stock options (ISO) in the Company, which shall vest immediately upon execution of this letter agreement.(3)  Should you resign for Good Reason or be terminated without Cause, this initial option grant may be exercised for up to one year from your date of separation.  If you choose to terminate your employment with the Company without Good Reason or if you are let go for Cause, you agree to forfeit your initial option award.

You will also be entitled to an award of an additional 2.5% interest in the Company once you assist in raising $50,000,000 for the Company, to vest equally over two years upon completion of the fund raising.  Should you resign for Good Reason or be terminated without Cause, this additional option grant will immediately vest, and may also be exercised for up to one year from your date of separation.

All option awards received by you will be entitled to accelerated vesting upon a liquidity / change in control event The Company reserves the right to modify its employee stock award program at any time In its discretion.

As a condition of employment, you will be expected to abide by Company rules and policies and sign and comply with the Employee Proprietary Information and Inventions Assignment Agreement (PI1A), which prohibits unauthorized use or disclosure of Company proprietary information.  Assuming this letter agreement is accepted by you, we will forward a copy of the PI1A for your review and signature before you start your employment at the Company.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality.  Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which

(1)  “Cause” shall mean any of the following: (i) employee’s repeated failure to follow the lawful instructions of the Company’s Chief Executive Officer consistent with employee’s title following written notice and 15 days to cure such failure; (ii) employee’s material violation of any written Company policy that has been provided to the employee; (iii) employee’s commission of any act of fraud, embezzlement or any other misconduct that has caused or is reasonably expected to result in injury to the Company; (iv) employee’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; (iv) employee’s material breach of any of his or her obligations under any written agreement or covenant with the Company; or (v) employee acts in any way that potentially casts the Company in a negative light or harms the Company’s reputation.

(2)  “Good Reason” shall mean a resignation by the employee as a result of (i) an adverse change in positions, titles, authorities or responsibilities; (ii) a change in the employee’s reporting relationship such that he is no longer reporting to the Company’s CEO; (iii) a reduction in the employee’s base salary; or (iv) a material breach by the Company of any of its obligations under the employment agreement or any other written agreement between the Company and the employee, subject to cure by the Company within 15 days after written notice.

(3)  Strike price for options is $3.00/share and represent 2.5% of fully-diluted outstanding shares as of October 20, 2017.

is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

During our discussions about your proposed job duties, you assured us that you would be able to perform those duties within the guidelines just described.

You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality.  You represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.  You represent further that you can perform the essential functions of your job with or without reasonable accommodations.

Normal work hours are from 9:00 a.m. to 6:00 p.m., Mountain Time, Monday through Friday, and may be adjusted with prior approval.  As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company.  Likewise, the Company may terminate your employment at any time, with or without cause or advance notice.  Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.  As required by law, this letter agreement is subject to satisfactory proof of your right to work in the United States.

Please sign and date this letter if you wish to accept employment at the Company under the terms described above, and return it to                           .  Once we receive your signed letter agreement, we will forward the PIIA and Employment Agreement for your review and signature.  If you sign this letter agreement, your anticipated start date will be approximately November 13, 2017.  Your employment with the Company is subject to satisfactory reference and employment eligibility verification, as well as a qualified background check.

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I am delighted to confirm the terms of this employment letter agreement to you on behalf of the Company.  We look forward to your favorable reply and to building a successful Company together.

Sincerely,

Nikola Corporation

/s/ Trevor Milton
Trevor Milton
CEO

Accepted:

/s/ Kim Brady
Kim Brady

Date:	10/20/2017